Exhibit 99.1

CORRECTING AND REPLACING ASTRONOVA ANNOUNCES KEY ACTIVITIES IN ADVANCE OF ITS APRIL EARNINGS RELEASE

March 21, 2025

WEST WARWICK, R.I.—(BUSINESS WIRE)— Please replace the release dated March 20, 2025 with the following corrected version. Three mentions of “EBITDA” have been updated to read “Adjusted EBITDA” and the definition of Adjusted EBITDA margin has been revised.

The updated release reads:

ASTRONOVA ANNOUNCES KEY ACTIVITIES IN ADVANCE OF ITS APRIL EARNINGS RELEASE

•	Announces Bank Credit Agreement Waiver and Amendment Completion

•	Releases Preliminary Q4 FY 2025 Financial Results

•	Implements Restructuring Actions to Generate $3M in Annualized Savings

•	Provides Financial and Key Initiative Guidance for FY 2026

AstroNova, Inc. (Nasdaq: ALOT) (“AstroNova” or the “Company”), a global leader in data visualization technologies, has successfully executed a waiver and amendment of its revolving credit facility and term loans with Bank of America. In addition, the Company reported preliminary unaudited financial results for its fiscal 2025 fourth quarter ended January 31, 2025 and announced a restructuring plan expected to generate annualized cost savings of $3 million.

Amendment and Waiver Relating to Credit Agreement

The Company obtained an amendment and waiver with regard to its credit agreement with Bank of America. Among other changes to the credit agreement, the amendment waives certain covered covenants as of the end of its fiscal quarter ended January 31, 2025, provides for relaxed financial covenant ratios during fiscal 2026, and provides for reduced payments of certain of its term loans during fiscal 2026 as the Company implements its restructuring efforts, after which the payments of such term loan increase. The amended credit agreement provides for up to $2 million in add-backs to the Company’s Consolidated EBITDA (as defined in the credit agreement) for Company cash restructuring charges in fiscal 2026.

Preliminary Fourth-Quarter Fiscal 2025 Financial Results

For the three months ended January 31, 2025, the Company preliminarily reports unaudited revenues of approximately $37.4 million compared with $39.6 million in the prior-year quarter. The results primarily reflected lower sales of large Trojan Label printers, obsoleted products in the Product Identification (PI) segment, the timing of two large defense orders that occurred in the fourth quarter of fiscal 2024 but are not anticipated to reoccur until the first half of the current fiscal 2026, and the longer-than-anticipated ramp up of orders following the Boeing strike. AstroNova also expects to record a $13.4 million non-cash goodwill impairment charge related to the PI segment, largely associated with the Company’s MTEX business.

The fourth-quarter fiscal 2025 audit is not yet completed as of this date. The Company expects to report its fourth-quarter and full-year fiscal 2025 financial results on April 14, 2025.

Fiscal 2026 Guidance

For fiscal year 2026, the Company is projecting revenues in the range of $160 million to $165 million, with an Adjusted EBITDA margin in the range of 8.5% to 9.5%. Beyond fiscal year 2026 the Company expects further improvements based on its key strategic initiatives and restructuring plan.

Restructuring Plan

AstroNova’s restructuring plan includes the reduction of approximately 10% of the Company’s global workforce, primarily in the PI segment, and the realignment of its underperforming MTEX operation in Portugal. As part of this initiative, AstroNova has cut approximately 70% of the MTEX product portfolio, phasing out low-volume, low-profit models and prioritizing higher-margin products that capitalize on the Company’s consumables business. In addition, all MTEX sales, marketing and customer support functions have been integrated into AstroNova’s global teams.

Key Strategic Initiatives

Print engine technology advances. AstroNova is building upon MTEX’s technology to create a next-generation print engine technology that is expected to be integrated into both MTEX and AstroNova PI offerings. The transition, which is already underway and anticipated to be largely completed by year-end, aims to broaden application ranges, enhance competitive positioning, and provide customers with a lower total cost of ownership.

Increased ownership of consumables. The Company expects the next-generation print engine technology will enable it to take greater control of its supply chain thereby driving down costs and improving margins.

Product conversion and rationalization. The Company is converting legacy Aerospace printers to its ToughWriter brand, reducing SKUs and increasing profitability. In addition, the Company streamlined its legacy and MTEX product lines to eliminate low volume and low profit models.

Organizational changes. The Company is optimizing leadership roles to simplify segment-level reporting and enhance accountability.

Management Commentary

“The restructuring and reorganization initiatives we announced today are intended to enhance profitability by aggressively cutting costs and streamlining operations,” said Greg Woods, AstroNova’s President and Chief Executive Officer. “We believe these actions will position us well for margin expansion and accelerated growth in our core markets as we leverage the AstroNova Operating System, our established global customer relationships, and our strong brand recognition. We are especially excited about the opportunities presented by our next-generation print engine technology, developed through the combined expertise of our AstroNova and MTEX engineering teams, as we integrate it into our global product offerings.”

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release contains the non-GAAP financial measure Adjusted EBITDA margin, which the Company defines as GAAP net income (loss) adjusted to add back depreciation, amortization, interest, income taxes, stock-based compensation, acquisition expenses, inventory step-up, restructuring charges, and asset impairment charges, divided by revenue. AstroNova believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of changes in the Company’s core operating results and can help investors who wish to make comparisons between AstroNova and other companies on both a GAAP and a non-GAAP basis. AstroNova’s management uses this non-GAAP financial measure, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. This measure is also used by the Company’s management to assist with their financial and operating decision-making. Although the Company provided guidance for Adjusted EBITDA margin in this news release, it is not able to reconcile this guidance to the most directly comparable GAAP measure. Reconciliations for forward-looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including, for example, compensation, amortization and others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

About AstroNova

AstroNova (Nasdaq: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes, and services a broad range of products that acquire, store, analyze, and present data in multiple formats. The Product Identification segment provides a wide array of digital, end-to-end product marking and identification solutions, including hardware, software, and supplies for OEMs, commercial printers, and brand owners. The Test and Measurement segment provides products designed for airborne printing solutions, avionics, and data acquisition. Our aerospace products include flight deck printing solutions, networking hardware, and specialized aerospace-grade supplies. Our data acquisition systems are used in research and development, flight testing, missile and rocket telemetry production monitoring, power, and maintenance applications.

AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting https://astronovainc.com/.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the benefits of the Company’s next-generation print engine technology and the impact of the Company’s restructuring efforts involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, (i) the risk that we may not be able to achieve profitability for MTEX in the timeline we expect or at all; (ii) the risk that we may not realize the expected benefits of our next-generation print engine technology; (iii) the risk that our cost-reduction and product line rationalization initiative may not provide the expected benefits or that our business may be adversely impacted by our reduction in force; (iv) the impact of our obligations under our credit facility on our liquidity and our ability to make investments in our business, (v) the uncertain impact of recent changes in U.S. and foreign trade policies, including actual and potential new or higher tariffs and trade barriers, (vi) the risk that we may be unable to comply with the covenants in our amended credit agreement; and (vii) those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Contacts:

Tom DeByle

Vice President, Chief Financial Officer & Treasurer

AstroNova, Inc.

800 343 4039 (Toll-Free USA) or +1 401 828 4000

Scott Solomon

Senior Vice President

Sharon Merrill Advisors

(857) 383-2409

ALOT@investorrrelations.com

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